Exhibit 5.1

March 16, 2012

Cantel Medical Corp.

150 Clove Road

Little Falls, New Jersey 07424

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Cantel Medical Corp., a Delaware corporation (the “Company”), and have acted as counsel in such capacity for the Company in connection with the preparation and the filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of 600,000 shares of the Company’s Common stock, par value $0.10 per share (“Common Stock”), issuable under the Cantel Medical Corp. 2006 Equity Incentive Plan (the “Plan”). The 600,000 shares of Common Stock to be registered pursuant to the Plan are collectively referred to herein as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, I have examined and relied on originals or copies of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation and By-laws of the Company, as amended to date and presently in effect, (iv) the Plan; and (v) certain resolutions of the Board of Directors of the Company relating to the Plan and related matters.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

I am admitted to the practice of law in the State of New York, and I do not purport to be an expert on, or express any opinion concerning, any law other than the laws of the State of Delaware.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized by the Company and when certificates representing the Shares to be issued under the Plan have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and have been delivered and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any fact that might change the opinions expressed herein after the date hereof.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Eric W. Nodiff
Senior Vice President, General Counsel and Secretary